Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-230094) of Ohio Power Company of our report dated February 20, 2020 relating to the financial statements, which appears in the 2019 Annual Report, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
February 20, 2020